UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2008

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 18, 2008, the following stock option awards with performance-based vesting approved by the Compensation Committee of the Board of Directors of Nanogen, Inc. (the “Company” or “Nanogen”) under the Company’s 1997 Stock Incentive Plan, as amended (the “Plan”) became effective:

Name and Principal Position	# of Option Shares
Howard C. Birndorf — Chief Executive Officer and Chairman	1,000,000

David G. Ludvigson — President and Chief Operating Officer	750,000

Nicholas Venuto — Chief Financial Officer	225,000

William L. Respess — Senior Vice President, General Counsel and Secretary	150,000

Graham Lidgard — Senior Vice President, Research and Development	300,000

The exercise price per share of each option grant is $0.351, the closing price per share of the Company’s common stock on the effective date of the grants. 50% of the option shares will vest and become exercisable upon the closing of the share exchange transaction (the “Share Exchange”) contemplated by the Share Exchange Agreement (the “Share Exchange Agreement”), dated August 14, 2008, among Company, Financiére Elitech S.A.S. (“Elitech”), and the stockholders of Elitech, or if Nanogen has terminated the Share Exchange Agreement pursuant to Section 8(a)(iii)(C) thereof, upon the closing of the transaction contemplated by a Superior Proposal (as defined in the Share Exchange Agreement) (together with the Share Exchange, a “Change in Control Transaction”) which was the basis for Nanogen’s exercise of its termination right; provided the executive officer continues to be employed by the Company through the closing date of the Change in Control Transaction. The remaining 50% of the option shares will vest and become exercisable upon the executive officer’s completion of a one-year period of employment measured from the closing date of the Change in Control Transaction. In the event a Change in Control Transaction is not consummated prior to June 30, 2009, the option shares will terminate and cease to be outstanding. In addition, each vested option share will terminate and cease to be outstanding on August 17, 2019 or earlier if the executive officer ceases to be employed by the Company for any reason or no reason prior to such date.

A description of the Share Exchange Agreement is contained in, and a copy of the Share Exchange Agreement was included as an exhibit to, the Form 8-K filed by the Company with the Securities and Exchange Commission on August 15, 2008.

Item 8.01	Other Events.

The disclosure set forth in Item 5.02 above is incorporated by reference to this Item 8.01.

ADDITIONAL INFORMATION

The proposed share exchange transaction will be submitted to the stockholders of Nanogen for their consideration, and Nanogen will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Shareholders are urged to read the registration statement and the proxy statement/prospectus regarding the proposed share exchange transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Nanogen, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, at Nanogen’s website (http://www.nanogen.com). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to: Investor Relations at 858-410-4600 or via email to: info@nanogen.com.

Nanogen, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Nanogen in connection with the proposed share exchange transaction. Information about the directors and executive officers of Nanogen and their ownership of Nanogen common stock is set forth in the proxy statement, dated May 13, 2008, for Nanogen’s annual meeting of stockholders, as filed with the SEC on a Schedule 14, and in Nanogen’s annual report on Form 10-K, as amended on Form 10-K/A, filed with the SEC on March 31, 2008 and April 29, 2008, respectively. Additional information regarding the interests of those participants and other persons who may be deemed participants in the share exchange transaction may be obtained by reading the proxy statement /prospectus regarding the proposed share exchange transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date: August 21, 2008	By:	/s/ Nicholas J. Venuto
	Name:	Nicholas J. Venuto
	Title:	Chief Financial Officer